OFFICE TRANSLATION
Exhibit 10.12

THE FIRST ADDITIONAL AGREEMENT

TO

Agreement no. 3046D (Ground Lease Agreement) - between Mo Industripark and FREYR

This first additional agreement (hereafter "Change Agreement") to Agreement no. 3046D the (Ground Lease Agreement) has been entered into between:
(1)Mo Industripark AS, Reg. no. 914 780 152, with registered business address at Halvor Heyerdahlsvei 48, 8626 Mo i Rana, Norway ("MIP"); and

(2)FREYR Battery Norway AS, Reg. no. 926 089 962, with registered business address Halvor Heyerdahlsvei 33, 8626 Mo i Rana, Norway ("FREYR"),

hereafter referred to hereafter as the "Party" or collectively as the "Parties".

Background/Preamble

The Parties entered into a Letter of Intent (hereafter "LOI") 20 November 2020, giving FREYR exclusive rights to lease the ground as described in the LOI as "the Exclusive Areas". FREYR's rights according to the LOI was exercised by the Parties on 7 January 2022 when they entered into Agreement no. 3046D (Ground Lease Agreement) and Agreement no. 3057 (Agreement on preparatory work).

According to the Ground Lease Agreement clause 5, the agreement commences when the preparatory work on the property have been carried out and approved, and that FREYR has made an investment decision. The Ground Lease Agreement will automatically lapse if the investment decision is not made by 30 June 2022.

On the basis of the abovementioned, the Parties have agreed on the following:

1.    Changes
1.1    Agreement no. 3046D (Ground Lease Agreement) clause 5 – Conditions and lease term - second paragraph, is changed to the following (alteration of previous text is indicated by the text being crossed out and underscoring of new text):

If the condition of paragraph (b) above is not fulfilled or waived by the lessee by 31.12.2022, the Ground Lease Agreement will be repealed. In this situation, the lessee shall pay a reimbursement corresponding to 9 months ground rent, which is due for payment within 60 days from the abovementioned date. Furthermore, neither of the parties shall be entitled to make any claim against the other party as a result of the waiver of the Ground Lease Agreement, except where this follows from the Agreement on preparatory work or other agreement between the Parties.

No other changes shall be made to clause 5.

2.    Payment for access to the property, etc.
2.1    In addition to the compensation FREYR shall pay in accordance with Appendix B to the

OFFICE TRANSLATION

Agreement on preparatory works clause 2.7, FREYR shall, from the date set out in the Ground Lease Agreement Section 5 a) pay running compensation for the preparatory work, cf. the Ground Lease Agreement clause 6 fourth paragraph Section 6, estimated as if the ground lease had been initiated.

2.2    The deadline according to clause 1.1 above can be prolonged if agreed upon at the request of FREYR. Any additional costs accrued according to the prolongment, including any consequences for MIPs VAT deduction regarding the costs of preparatory work, are FREYRS' responsibility and will be covered by FREYR.

3.    Other provisions
3.1    Choice of law and dispute resolution

This Change Agreement is governed by and shall be interpreted in accordance with Norwegian law. Dispute concerning the validity or interpretation of this Change Agreement and any other dispute in connection with this Change Agreement shall, if possible, be resolved by negotiation between the Parties.

If negotiations do not proceed, any dispute shall be resolved by ordinary court proceedings. The Parties accept the same legal venue as regulated in the Ground Lease Agreement for disputes that arise from the Change Agreement.

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This Change Agreement entered into / 2022 and is issued in 2 (two) copies, 1 (one) to each of the Parties.

Mo i Rana 9/5-2022

For Mo Industripark AS    For FREYR Battery Norway AS

/s/ Arve Ulriksen     /s/ Are Brautaset
……………………………………….     ……………………………………….
Arve Ulriksen    Are Brautaset
General Manager    Chairman of the Board